SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 25, 2009
Waste Management, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-12154	73-1309529
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Fannin, Suite 4000 Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone number, including area code: (713) 512-6200

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06. Material Impairments
     On February 25, 2009, Waste Management, Inc. (the “Company”) determined that it will record a non-cash charge for the impairment of capitalized costs related to revenue management software it licensed from SAP.
     As previously disclosed, in 2005 the Company entered into an agreement with SAP to license its waste and recycling revenue management software and for SAP to implement the software on a fixed-fee basis.  SAP represented to the Company that the licensed software was a fully integrated, out-of-the-box solution that would require no modifications and that SAP could implement the software within 18 months.  Contrary to SAP’s representations, SAP had to write new computer code and extensively alter the licensed software in its failed attempt to implement the software for the Company.  After protracted delays and a failed pilot in a small market, the Company terminated SAP’s implementation.  As previously disclosed, in March 2008, the Company filed suit against SAP in Houston, Texas, alleging fraud and breach of contract. The Company has been assessing its options and developing alternatives to the failed SAP revenue management software.
     On February 25, 2009, management presented to the Board of Directors a plan to enhance and improve its existing revenue management system and not pursue alternatives that might include the licensed SAP software.  The Company has determined to abandon any alternative that includes the use of SAP software after careful consideration of the failures of the software. The Company’s determination to abandon the SAP software will result in a non-cash charge of approximately $50 million for the capitalized costs of the SAP license and implementation efforts.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WASTE MANAGEMENT, INC.
Date: February 27, 2009	By:	/s/ Rick L Wittenbraker
Rick L Wittenbraker
Senior Vice President